Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of Newmark Group, Inc. for the registration of $550,000,000 of 6.125% Senior Notes due 2023 and to the incorporation by reference therein of our report dated March 20, 2018, with respect to the consolidated financial statements and schedule of Newmark Group, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
January 11, 2019